As filed with the Securities and Exchange Commission on May 16, 2003
Registration Number 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	54-0856778 (I.R.S. Employer Identification No.)

4050 Legato Road
Fairfax, Virginia 22033
(Address of Principal Executive Offices)

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
2003 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Alfred T. Mockett
Chief Executive Officer
American Management Systems, Incorporated
4050 Legato Road
Fairfax, Virginia 22033
(Name and Address of Agent for Service)
(703) 267-8000
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:

David R. Fontaine, Esq. Executive Vice President, General Counsel and Chief Risk Officer American Management Systems, Incorporated 4050 Legato Road Fairfax, Virginia 22033	Kimberly V. Mann, Esq. Shaw Pittman LLP 2300 N Street, N.W. Washington, D.C. 20037

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share (1)	Price (1)	Registration Fee

Common Stock, $.01 par value per share	4,500,000 shares	$12.78	$57,510,000	$4,653

(1)	Estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(h), the calculation of the registration fee is based on the average of the high and low sales prices of the Registrant’s Common Stock on May 13, 2003, as reported by The Nasdaq Stock Market, Inc.

     Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also shall cover any additional shares of Common Stock which become issuable under the 2003 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

     PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Commission on March 31, 2003.

     The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Commission on May 7, 2003.

     The Registrant’s current reports on Form 8-K filed with the Commission on January 8, 2003 and March 14, 2003.

     The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or report filed for the purpose of updating such information.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers.

     Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, including conduct which could be characterized as negligence or gross negligence. The Delaware General Corporation Law expressly provides, however, that the liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Delaware General Corporation Law further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Article Ninth of the Registrant’s Second Restated Certificate of Incorporation provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

     Section 145 of the Delaware General Corporation Law makes provision for the indemnification of directors, officers, employees and agents against expense, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person is or was a director, officer, employee or agent of the corporation. Article VIII of the Registrant’s By-laws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by applicable law.

     The Registrant carries insurance that purports to insure its officers and directors against certain liabilities incurred by them in the discharge of their official functions.

     The Registrant has entered into indemnification agreements with its directors. The indemnification agreements require, among other things, that the Registrant indemnify such directors to the fullest extent permitted by law and advance to the directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Item 8.  Exhibits.

     The following exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

     4.1     Second Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s 2001 Annual Report on Form 10-K, filed on March 29, 2002).

     4.2     Certificate of Amendment of Second Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed on August 13, 1999).

     4.3     Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A filed on August 4, 1998).

     4.4     By-laws of the Registrant, as amended and restated on June 7, 2002 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002).

     4.5     Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.A to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed on August 13, 1998).

     4.6     Rights Agreement dated as of July 31, 1998, between the Registrant and ChaseMellon Shareholder Services L.L.C. as Rights Agent (incorporated herein by reference to

Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed on August 4, 1998, including Form of Rights Certificate).

          23.1     Consent of Deloitte & Touche LLP (filed herewith).

          24.1     Power of Attorney (contained on signature page hereto).

Item 9.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, as of this 15th day of May, 2003.

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

a Delaware corporation (Registrant)

By:	/s/ Alfred T. Mockett Alfred T. Mockett Chairman of the Board and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Alfred T. Mockett and John S. Brittain, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alfred T. Mockett Alfred T. Mockett	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 15, 2003

Signature	Title	Date

/s/ John S. Brittain, Jr. John S. Brittain, Jr.	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 15, 2003

/s/ James C. Reagan James C. Reagan	Controller (Principal Accounting Officer)	May 15, 2003

/s/ Daniel J. Altobello Daniel J. Altobello	Director	May 15, 2003

/s/ James J. Forese James J. Forese	Director	May 15, 2003

/s/ Dorothy Leonard Dorothy Leonard	Director	May 15, 2003

/s/ Frederic V. Malek Frederic V. Malek	Director	May 15, 2003

/s/ Joseph M. Velli Joseph M. Velli	Director	May 15, 2003

EXHIBIT INDEX

Exhibit
Number	Description

4.1*	Second Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s 2001 Annual Report on Form 10-K, filed on March 29, 2002).

4.2*	Certificate of Amendment of Second Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed on August 13, 1999).

4.3*	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A filed on August 4, 1998).

4.4*	By-laws of the Registrant, as amended and restated on June 7, 2002 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002).

4.5*	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.A to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed on August 13, 1998).

4.6*	Rights Agreement dated as of July 31, 1998, between the Registrant and ChaseMellon Shareholder Services L.L.C. as Rights Agent (incorporated herein by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed on August 4, 1998, including Form of Rights Certificate).

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (contained on signature page hereto).

*Previously filed.